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                                                                    Exhibit 99.1

NEWS RELEASE
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SITRICK AND COMPANY INC.
Los Angeles/New York

                                        Contact:  Kjell H. Qvale
                                                  California Jockey Club
                                                  (415) 573-4514

                                                  F. Jack Liebau
                                                  Bay Meadows Operating Company
                                                  (415) 573-7223


FOR IMMEDIATE RELEASE
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               CAL JOCKEY AND BAY MEADOWS FILE $500 MILLION SHELF

        SAN MATEO, CA - JUNE 20, 1997 - California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows") (AMEX:CJ) officials today announced they have filed a joint shelf registration statement with the Securities and Exchange Commission that, upon being declared effective by the SEC, would allow the issuance from time to time of shares of common and preferred stock at an aggregate public offering price of, for Cal Jockey and Bay Meadows, up to $500 million. The nature and terms of the securities and the amounts issued by each company will be established at the time of their sale.

        The net proceeds of any offering will be used for general corporate and working capital purposes, including, without limitation, repayment of indebtedness, investment in new properties and maintenance of currently owned properties.

        Although a registration statement relating to the securities has been filed with the SEC, it is not now effective. The securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release will not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in


                                    - more -


2029 Century Park East, Suite 1750
Los Angeles, CA 90067
(810) 788-2850  Fax: (310) 788-2855
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any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Shares of Cal Jockey and Bay Meadows are paired together and trade on the American Stock Exchange. Cal Jockey is a real estate investment trust that leases substantially all of its property in San Mateo to Bay Meadows, which operates the Bay Meadows Racetrack in San Mateo, California. As previously announced, on July 1, 1997, Cal Jockey and Bay Meadows will each hold a special stockholders meeting for the purpose of approving the proposed merger of Patriot American Hospitality, Inc. with and into Cal Jockey.



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